October 28, 2021

Craig Harper-Denson
1417 Olympic Club Blvd
Davenport, FL 33896

Dear Craig:

I am very pleased to clarify and confirm the terms of your employment with Charge Enterprises, Inc., a Delaware corporation (the “Company”). This letter (the “Clarifying Agreement”) amends and restates your original offer letter, dated May 8, 2013, as amended September 2016, April 2017, April 2018, and May 2019 (collectively, the “Prior Agreement”), in its entirety. The terms of your employment, including your compensation, are as follows:

1.
Your position is Chief Operating Officer of Charge Enterprises, Inc., reporting to Andrew Fox, Chief Executive Officer. Your duties and responsibilities are those customarily associated with those positions under Delaware law and as may be further directed from time to time by the Company.

2.
Your annual base salary is $300,000 (the “Base Salary”), payable in accordance with payroll practices applicable to Company employees and subject to all withholdings and deductions as required by law.

3.
You are eligible to receive a discretionary annual bonus targeted at 100% of your Base Salary. Annual discretionary bonuses are generally considered by the Compensation Committee of the Company’s Board of Directors in March following the performance year, i.e., March 2022 for 2021 performance, provided you are employed and in good standing on the date of consideration.

4.
You are eligible to participate in the benefit plans and programs commensurate with your position that are provided by the Company from time to time for comparable executives, subject to the terms and conditions of such plans.

5.
You are eligible for paid time off (“PTO”) of twenty-seven (27) days annually as provided in applicable Company policies. Unused, accrued PTO as of December 31 each year may be carried over to the following year, up to a maximum of forty (40) hours.

6.
You are eligible for paid sick leave of five (5) days annually as provided in applicable Company policies. Unused sick leave as of December 31 each year will be forfeited.

7.
The Company reserves the right to amend, modify, or terminate any of its benefit plans or programs at any time and for any reason.

8.
Your employment is at-will meaning both you and the Company can end the employment relationship at any time and for any reason.

9.
In the event the Company terminates your employment without Cause (as defined below), the Company agrees to pay you separation pay equal to twelve (12) months of your then-current Base Salary and will reimburse you for the monthly premiums of elected COBRA coverage for a period of twelve (12) months.

Cause shall include, but not be limited to, the following: (i) any conduct by you involving moral turpitude; (ii) your commission or conviction of, or pleading guilty or nolo contendere (or any similar plea or admission) to, a felony or a criminal act involving dishonesty or other moral turpitude; (iii) any misconduct on your part in connection with your employment or in connection with or affecting the business of the Company; (iv) any dishonesty by you, including failure to report to the Company the dishonesty of others; (v) any failure to abide by laws applicable to you in your capacity as an employee of the Company; (vi) any failure or refusal on your part to perform your duties under this Clarifying Agreement or to obey lawful directives from your supervisors, if not remedied within five (5) business days after the Company’s providing notice thereof; (vii) your disability (defined as your inability to perform the essential functions of your job for more than twelve (12) work weeks in any twelve (12) month period); (viii) any violation of any policy or code of the Company relating to equal employment opportunity, harassment, business conduct or conflict of interest; and (ix) knowing neglect of reasonably assigned duties, use of illegal drugs, abuse of other controlled substances or working under the influence of alcohol or other controlled substances.

Separation pay will be paid in accordance with the Company’s regular payroll practices and will begin on the Company’s next regularly scheduled pay date after the expiration of any applicable revocation period, unless otherwise required by law. All separation pay described herein shall be subject to appropriate federal and state withholding. Your entitlement to such payment will be subject to you executing, delivering, and not revoking a Separation and General Release which will contain provisions relating to confidentiality, direct and non-direct solicitation of customers and employees and other promises, in a form acceptable to the Company. The provisions set forth above are governed in accordance with New York Law.

ACKNOWLEDGED AND AGREED:

Charge Enterprises, Inc.
Craig Harper-Denson

____________________________
By: ______________________
Name: Jamie Yung
                               Date: 10-28-2021
Title: Director of Human Resources
Date: 10-28-2021